UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 27, 2009
BERKSHIRE HILLS BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-51584	04-3510455

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 North Street, Pittsfield, Massachusetts	01201

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (413) 443-5601
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.
On December 19, 2008, Berkshire Hills Bancorp, Inc. (the “Company”) entered into a Letter Agreement (the “Purchase Agreement”) with the United States Department of the Treasury (“Treasury”) pursuant to which the Company issued and sold to Treasury: (i) 40,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share (the “Series A Preferred Stock”), having a liquidation amount per share equal to $1,000, for a total price of $40,000,000, (ii) and a warrant (the “Warrant”) to purchase 226,330 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at an exercise price of $26.51.
On May 27, 2009, the Company redeemed the Series A Preferred Stock and returned to the Treasury a total of $40,066,666.67, which includes the original investment amount of $40,000,000 plus accrued but unpaid dividends of $66,666.67. The return of the investment had the effect of terminating the Company’s continuing obligations under the Purchase Agreement, which agreement is now terminated. The Letter of Transmittal for the redemption of the Series A Preferred Stock is attached as Exhibit 10.1 hereto and is incorporated herein by reference.
The Company expects to notify the Treasury of its intent to repurchase the outstanding Warrant for 226,330 shares of its common stock, subject to an agreed-upon negotiated repurchase price.
During the period of its investment in the preferred stock of the Company, the Treasury received cash dividends equal to a 5% annualized dividend rate on its investment. Additionally, the Treasury will earn a profit on the anticipated repurchase of the associated warrant which the Treasury received as partial consideration for its investment in the preferred stock.
Item 9.01. Financial Statements and Exhibits.
(a) Not Applicable.
(b) Not Applicable.
(c) Not Applicable.
(d) Exhibits.

Exhibit No.	Description

10.1	Letter of Transmittal, dated May 27, 2009, between the United States Department of the Treasury and Berkshire Hills Bancorp, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BERKSHIRE HILLS BANCORP, INC.
DATE: May 29, 2009	By:	/s/ Kevin P. Riley
Kevin P. Riley
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter of Transmittal, dated May 27, 2009, between the United States Department of the Treasury and Berkshire Hills Bancorp, Inc.